EXHIBIT 99.1
PRESS RELEASE OF 3DFX INTERACTIVE, INC. DATED MAY 13, 1999

3DFX INTERACTIVE, INC. AND STB SYSTEMS, INC.
COMPLETE MERGER
As First 3dfx-Branded Products Reach Retailers and OEMs, Companies Combine to Form Leading Innovator of 3D Graphics Technology
SAN JOSE, Calif., and RICHARDSON, Texas, May 13, 1999 - 3dfx Interactive, Inc. (NASDAQ: TDFX) and STB Systems, Inc., (NASDAQ: STBI) today each announced that the merger of 3dfx Interactive and STB Systems has been consummated. Under the terms of the merger first announced Dec. 14, 1998, shareholders of STB Systems will receive 0.65 of a share of 3dfx Interactive common stock for each share of STB Systems common stock. Based on the number of shares of STB Systems common stock outstanding, 3dfx Interactive expects to issue approximately 8,270,000 shares of 3dfx Interactive common stock in connection with the acquisition of STB Systems, representing approximately 34 percent of the outstanding shares of 3dfx Interactive common stock after giving effect to such issuance.
"With the merger behind us, 3dfx will accelerate its efforts to deliver powerful new technologies for games, entertainment and more," said Greg
Ballard, president and chief executive officer of 3dfx Interactive. "We will aggressively pursue every opportunity to lead this market as the most innovative manufacturer of 3D graphics technology."
"STB's strong relationships with the industry's leading OEM and retail customers were earned by consistently being first to market with new technology and by providing outstanding customer service through our field support, engineering and sales organizations," said William Ogle, president and chief executive officer of STB Systems. "We believe that the combined strengths of STB and 3dfx will enable us to deliver a more powerful and focused brand strategy and singular vision for our products and customers."
The headquarters for the combined companies will be located in San Jose, with the operations of STB Systems being maintained in Richardson, Texas. William Ogle will join the 3dfx Board of Directors as vice chairman and will serve as executive vice president for 3dfx. Jim Hopkins, chief financial officer and vice president of strategic marketing of STB, will also join the 3dfx Board of Directors and will serve as senior vice president of finance and strategic planning for 3dfx. Gordon Campbell will remain chairman of 3dfx.

About STB Systems
STB Systems, Inc. designs, manufactures and sells multimedia accelerators and other multimedia subsystems products for use primarily in desktop personal computers. STB has established a history of designing award-winning graphics controllers and writing specialized video drivers, which provide maximum software performance and compatibility. STB is one of the largest suppliers of multimedia accelerators worldwide, as ranked by International Data Corporation
(IDC), and is registered as ISO 9002 compliant.
Founded in 1981 and headquartered in Richardson, Texas, STB Systems, Inc., also has facilities in El Paso (Texas), Austin (Texas), Eugene (Oregon), Juarez (Mexico), Belfast (Northern Ireland), London (UK), and Paris (France).

About 3dfx Interactive
3dfx Interactive develops high-performance, cost-effective 3D media processors, software and related technology that are designed to enable a highly immersive, interactive and realistic 3D experience across interactive electronic entertainment platforms - personal computers, coin-operated arcade systems and location-based entertainment. Current 3dfx Interactive products include the Voodoo family of accelerator chip sets, Voodoo2(tm), Voodoo Graphics(r), Voodoo Banshee(tm) and the new Voodoo3(tm).

3dfx Interactive and Voodoo Graphics are registered trademarks and Voodoo, Voodoo2, Voodoo3 and Voodoo Banshee are trademarks of 3dfx Interactive. All other names may be trademarks of their respective holders.

Certain of the statements in this press release, including the statements relating to expectations about the capabilities of the combined company, are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Such risks and uncertainties include, but are not limited to, risks associated with acquisition transactions and the related integration of operations. Investors are advised to read 3dfx's annual and quarterly reports on Forms 10-K and 10-Q and 3dfx's other filings with the Securities and Exchange Commission for a further discussion of such risks and uncertainties.